INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made and effective as of this 22nd day of April, 2016, between The Primary Trend Fund, Inc., a Wisconsin corporation to be renamed Sims Total Return Fund, Inc. (the “Fund”), and Sims Capital Management LLC, a Wisconsin limited liability company (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open‑end management investment company under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Fund desires to retain the Advisor, which is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and which is engaged principally in the business of rendering investment supervisory services within the meaning of Section 202(a)(13) of the Investment Advisers Act of 1940, as its investment advisor.

NOW, THEREFORE, the Fund and the Advisor do mutually promise and agree as follows:

1. Employment. The Fund hereby employs the Advisor to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The Advisor hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

2. Authority of the Advisor. The Advisor shall supervise and manage the investment portfolio of the Fund, and, subject to such policies as the board of directors of the Fund (the “Board”) may determine, direct the purchase and sale of investment securities in the day-to-day management of the Fund. In carrying out its responsibilities under this Agreement, the Advisor shall at all times act in accordance with the investment objectives, policies and restrictions applicable to the Fund as set forth in the Fund’s current Prospectus and the Fund’s current Statement of Additional Information, applicable provisions of the Act and the rules and regulations promulgated thereunder and other applicable federal securities laws and regulations. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. However, one or more shareholders, officers, directors or employees of the Advisor may serve as directors and/or officers of the Fund, but without compensation or reimbursement of expenses for such services from the Fund. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the affairs of the Fund.

3. Expenses. The Advisor, at its own expense and without reimbursement from the Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for managing the investments of the Fund and maintaining its organization. The Advisor shall pay the salaries and fees of all officers and directors of the Fund (except the fees paid to those directors who are not interested persons of the Advisor, as defined in the Act, and who are not officers or employees of the Fund). The Advisor shall also bear all sales and promotional expenses of the Fund, except for expenses incurred in complying with laws regulating the issue or sale of securities. The expenses of the Fund’s operations borne by the Fund include by way of illustration and not limitation, directors fees paid to those directors who are not interested persons of the Fund, as defined in the Act, the costs of preparing and printing its registration statements required under the Securities Act of 1933, as amended, and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates, director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges on any borrowings, dividend and interest payments on securities sold short, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage commissions and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund’s assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

4. Compensation of the Advisor. For the services to be rendered by the Advisor hereunder, the Fund shall pay to the Advisor an advisory fee, paid monthly, based on the average net asset value of the Fund, as determined by valuations made as of the close of each business day of the month. The annual advisory fee shall be 0.74 of 1% of such net asset value. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net asset value of the business days during which it is so in effect.

The Advisor may waive all or a portion of its fees provided for hereunder and such waiver will be treated as a reduction in the purchase price of its services. The Advisor shall be contractually bound hereunder by the terms of any publicly-announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein. The waiver of any of the Advisor’s fee shall not obligate the Advisor to waive any of its fee on a subsequent occasion.

5. Ownership of Shares of the Fund. The Advisor shall not take an ownership position in the Fund, and shall not permit any of its members, officers or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes pursuant to the public offering.

6. Exclusivity. The services of the Advisor to the Fund hereunder are not to be deemed exclusive and the Advisor shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. During the period that this Agreement is in effect, the Advisor shall be the Fund’s sole investment advisor.

7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Brokerage Commissions. The Advisor, subject to the control and direction of the Board, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for the Fund and for the selection of the markets on or in which the transactions will be executed. The Advisor may cause the Fund to pay a broker‑dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a commission for effecting a securities transaction in excess of the amount another broker‑dealer would have charged for effecting such transaction, if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker‑dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The Advisor shall provide such reports as the Board may reasonable request with respect to the Fund’s total brokerage and the manner in which that brokerage was allocated.

9. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board in the manner required by the Act, and by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

9. Code of Ethics. The Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Fund with a copy of the code of ethics and evidence of its adoption. Upon written request of the Fund, the Advisor shall permit the Fund to examine any reports required to be made by the Advisor pursuant to Rule 17j-1(1) under the Act.

10. Confidential Information. Each party agrees that it will treat confidentially all information provided by the other party regarding such other party’s business and operations, including without limitation the investment activities or holdings of the Fund. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public through no wrongful act of the recipient or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable laws, rules or regulations. The Advisor retains all rights in and to any investment models, strategies and approaches used by or on behalf of the Fund and any models, strategies or approaches based upon or derived from them

11. Termination and Term. This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days’ written notice to the Advisor. This Agreement may be terminated by the Advisor at any time upon the giving of sixty (60) days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the Board or by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, and (ii) the Board in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

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[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed on the day first above written.

THE PRIMARY TREND FUND, INC.
(the “Fund”)

By:	/s/ Luke E. Sims
Luke E. Sims, President and
Chief Executive Officer

SIMS CAPITAL MANAGEMENT LLC
(the “Advisor”)

By:	/s/ Luke E. Sims
Luke E. Sims, Chairman